N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Fourth Quarter and Fiscal Year 2007 Results

Fourth Quarter Loan Loss Provision Increased to $19.1 Million

•	Fiscal year 2007 net income of $81.4 million
•	Total assets of $15.0 billion, up 11% from Sept. 30th last year
•	Total deposits of $7.1 billion, up 17% from Sept. 30th last year
•	Core deposits of $5.1 billion, up 16% from Sept. 30th last year

CORAL GABLES, Fla., Oct. 23, 2007—BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported net income of $81.4 million for the fiscal year ended Sept. 30, 2007, compared to $83.9 million for the fiscal year ended Sept. 30, 2006.

Diluted earnings per share for the 2007 fiscal year were $2.14, compared to $2.30 for the 2006 fiscal year. Excluding a $5.0 million pre-tax charge ($3.3 million after-tax), or $0.09 per diluted share, for other-than-temporary impairments on various investment securities, earnings were $84.7 million, or $2.23 per diluted share, for the fiscal year ended Sept. 30, 2007.

Net income for the quarter ended Sept. 30, 2007, was $6.4 million, or $0.17, per diluted share, compared to $0.63 per share for the same quarter last year. Excluding the $5.0 million pre-tax charge ($3.3 million after-tax), or $0.09 per diluted share, for other-than-temporary impairments on various investment securities, earnings were $9.7 million, or $0.26 per diluted share, for the fourth quarter of fiscal 2007.

“While we are pleased with our earnings for the fiscal year, we are disappointed with our fourth-quarter results,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “It is clear that this difficult economic climate will continue. There is significant volatility in the markets, the housing sector is still in a downturn, and non-performing assets have not yet leveled off. However, we do have several things in our favor: our capital position is strong, we are a Florida-based banking franchise, and our net charge-offs remain manageable.

“In our pre-release we reported a loan loss provision of $8 to $10 million. We have increased the provision to $19.1 million. This change is based on industry trends, including further difficulties in the housing markets, particularly in certain geographic areas that have been impacted by price decreases.

“The environment will continue to be challenging. Succeeding in this type of downturn requires focus and experience – two of BankUnited’s management team’s strengths. Looking ahead, we will concentrate on achieving efficiencies in all of our business lines and absorbing the growth of the last two years. In addition, we will focus on managing delinquencies in our mortgage portfolio and implementing expense-control measures. We have built a strong Florida franchise complemented by a national mortgage lending operation, and we will continue to build upon this base.”

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “In fiscal year 2007, our commercial and neighborhood-banking businesses continued to perform strongly. We showed double-digit-percentage increases in total and core deposits, and our small business and commercial banking areas continued to add lending and depository relationships. We look for all of our business lines to continue on a pace of moderate growth in the upcoming year.

“We opened three branches in the fourth quarter and ten for the year, including entry into new markets in Indian River and Pinellas counties. According to June 30, 2007, FDIC information, BankUnited’s deposit market share in Florida grew 17%, and, for the second-consecutive year, our market share grew in Miami-Dade, Broward and Palm Beach counties. Our neighborhood-banking strategy continues to work, and our fees on loans and deposits increased more than 28%. We intend to add fewer branches in 2008 and focus on deepening relationships with customers in the markets we serve.

“Wholesale lending has been an important part of BankUnited’s history, and we remain committed to this line of business. Wholesale, like every other area of our company, is focused on streamlining and refining processes in an effort to become more efficient. By focusing on the strategies that helped us grow the bank in the past, we will work our way through this difficult cycle.”

Asset Quality

Non-performing assets as a percentage of total assets increased to 1.39% at Sept. 30, 2007, from 0.86% at June 30, 2007, and from 0.16% at Sept. 30, 2006. Almost all of the increase in non-performing assets during the quarter was related to residential loans.

Residential net charge-offs in the fourth quarter were $2.9 million, net of $1.2 million in estimated recoveries from mortgage insurance. Consumer loan net charge-offs in the fourth quarter were $619,000, and commercial portfolio net charge-offs were $2.1 million. Total net charge-offs for the quarter ended Sept. 30, 2007, were $5.6 million, net of estimated insurance recoveries, compared to net recoveries of $571,000 for the quarter ended Sept. 30, 2006.

Net charge-offs for the commercial portfolio include the last remaining portion of a previously disclosed $3.0 million commercial real estate senior mezzanine loan. During the fourth quarter, the company converted the senior mezzanine loan to subordinated debt of the parent company, which resulted in a net charge of $1.8 million, which is included in the $2.1 million in net charge-offs related to the commercial loan portfolio.

For fiscal 2007, net charge-offs related to the residential portfolio were $4.0 million, net of $1.2 million in estimated recoveries from mortgage insurance. Total net charge-offs for fiscal 2007 were $9.3 million, net of estimated insurance recoveries. This represents 0.03% and 0.08% of average annual loans, respectively.

At Sept. 30, 2007, BankUnited had 541 loans in foreclosure, which represents 1.5% of the company’s 35,188 residential loans. Based on recent appraisals, the current weighted average loan-to-value of the loans in foreclosure as of Sept. 30, 2007, was approximately 86%, including the effects of mortgage insurance.

For the quarter ended Sept. 30, 2007, the provision for loan loss totaled $19.1 million, compared to $4.6 million for the quarter ended Sept. 30, 2006.

The allowance for loan loss was $58.6 million at Sept. 30, 2007, compared to $36.4 million at Sept. 30, 2006. The allowance for loan losses as a percentage of total loans was 0.46% as of Sept. 30, 2007, compared to 0.32% as of Sept. 30, 2006, and 0.37% as of June 30, 2007.

Capital Ratios and Book Value

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.8% and 15.4%, respectively, at Sept. 30, 2007.

During fiscal 2007, the company raised $184 million through the sale of 3,680,000, 6.75% HiMEDS equity units, which mandatorily convert to common equity in May 2010 at a maximum price of $32.76.

During the quarter, BankUnited repurchased 315,413 shares of its Class A Common Stock. For fiscal year 2007, BankUnited repurchased 1,738,295 shares of its Class A Common Stock.

Book value per common share was $22.71 as of Sept. 30, 2007, up from $20.34 at Sept. 30, 2006.

Net-Interest Margin

Net-interest margin for the quarter ended Sept. 30, 2007, was 2.30%, compared to 2.40% for the preceding quarter, and 2.26% for the same quarter last year. While the core business margin did increase slightly, it was offset by the carrying cost of the non-performing assets.

Net-interest margin for the fiscal year was 2.36%, up from 2.13% for the 2006 fiscal year.

Deposit Growth

Total deposits increased 17% to $7.1 billion at Sept. 30, 2007, up from $6.1 billion at Sept. 30, 2006. Core deposits increased to $5.1 billion at Sept. 30, 2007, up 16% from Sept. 30, 2006. Non-interest-bearing deposits decreased to $342 million at Sept. 30, 2007, down 13% from Sept. 30, 2006.

According to a report issued by the FDIC, BankUnited had deposit market share in Florida of 1.94% as of June 30, 2007, up from 1.66% at June 30, 2006.

Loan Production and Balances

Total loan originations for the quarter were $1.0 billion, down 39.7% from the same quarter last year. Total loan originations for the 2007 fiscal year were $4.6 billion, down 32.2% from the 2006 fiscal year. After loan sales and repayments, the total net loan portfolio was $12.6 billion at Sept. 30, 2007, compared to $12.3 billion at June 30, 2007, and $11.4 billion at Sept. 30, 2006.

Commercial and commercial real estate loan balances increased to $1.2 billion at Sept. 30, 2007, up 4% from Sept. 30, 2006.

Consumer loan balances, which include specialty consumer mortgage loans originated through branch offices, increased at Sept. 30, 2007, by 6% from $1.1 billion at Sept. 30, 2006.

Reflecting current market conditions, residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $818 million for the quarter, down 45% from the quarter ended Sept. 30, 2006. For the quarter, the monthly option-ARM represented only 24% of the company’s portfolio production, and newer mortgage loan products represented 76% of the company’s portfolio production.

For the 2007 fiscal year, residential mortgage loan originations were $3.8 billion, down 32.8% from the 2006 fiscal year. Residential mortgage loan balances increased 11% to $10.0 billion at Sept. 30, 2007, from $9.0 billion at Sept. 30, 2006.

As of Sept. 30, 2007, BankUnited’s option-ARM balances totaled $7.6 billion, which represented 70% of the residential loan portfolio and 60% of the total loan portfolio. For the quarter ended Sept. 30, 2007, the growth in negative amortization was $48 million, compared to $46.4 million for the quarter ended June 30, 2007. Of the $7.6 billion in option-ARM balances, $6.5 billion had negative amortization of $270 million, or 3.55%, of the option-ARM portfolio.

In almost all circumstances, loans originated with loan-to-value (LTV) ratios greater than 80% require the purchase of mortgage insurance. With the adjustment for coverage of mortgage insurance, the average LTV of the residential portfolio at inception was 74.3%. The average outstanding balance of a residential loan in the portfolio as of Sept. 30, 2007, was $287,000.

Non-Interest Income

Total non-interest income, which includes the $5.0 million pre-tax charge ($3.3 million after-tax), for other-than-temporary impairments on the various investment securities previously mentioned, was $2.6 million for the fourth quarter of 2007, down $7.6 million, or 75%, from the same quarter last year. For the 2007 fiscal year, total non-interest income was $32.6 million, down $3.0 million, or 9%, from the 2006 fiscal year.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan-servicing fees), was $3.8 million for the fourth quarter of fiscal 2007, up 28% from the fourth quarter of fiscal 2006. Fee income for the 2007 fiscal year was $14.1 million, up 21% over the 2006 fiscal year.

Gain on sale of assets, including loans and securities, totaled $178,000 for the fourth quarter of 2007, compared to $4.5 million for the same quarter of fiscal 2006. Gain on sale of assets, including loans and securities, totaled $9.2 million for the 2007 fiscal year, compared to $13.3 million for the 2006 fiscal year.

BankUnited sold $221 million of residential mortgage loans during the quarter ended Sept. 30, 2007, for a gain of $225,000, net of hedging activity, compared to sales of $470 million of residential mortgage loans, for a gain of $4.6 million, for the quarter ended Sept. 30, 2006. The fourth-quarter gain resulted from the sale of conforming loans and traditional-ARM loans.

BankUnited sold $1.2 billion of residential mortgage loans during the 2007 fiscal year for a gain of $9.8 million, net of hedging activity, compared to a gain of $13.4 million on loan sales for the 2006 fiscal year.

BankUnited’s portfolio of residential loans serviced for others was $1.6 billion at Sept. 30, 2007, compared to $1.6 billion at Sept. 30, 2006. Servicing fees, net of amortization, were $785,000 for the fourth quarter of fiscal 2007, compared to $1.1 million for the fourth quarter of fiscal 2006. For fiscal 2007, servicing fees net of amortization were $3.7 million, compared to $3.5 million for fiscal 2006. BankUnited booked an impairment charge of $329,000 for the fourth quarter of fiscal 2007 and $1.3 million for fiscal year 2007, based on valuations of the servicing portfolio by independent third parties.

Expenses and Efficiency Ratio

Non-interest expense increased $3.7 million for the fourth quarter of 2007 to $54.2 million, up 7% from $50.5 million in the third quarter of fiscal 2007 and 28% from $42.2 million for the same quarter of fiscal 2006. Non-interest expense increased $50.9 million for the 2007 fiscal year, up 34% from $150.2 million in the 2006 fiscal year.

While BankUnited opened 10 new branches in fiscal year 2007, the company anticipates opening only two branches in fiscal year 2008. Contributing to the higher expenses incurred in the fourth quarter were higher occupancy and equipment related to the aforementioned expansion of the branch network and related infrastructure. Additional expenses incurred during the fourth quarter included those associated with decreased mortgage-loan production and pipeline management as well as costs related to default administration.

The efficiency ratio for the quarter was 65.25%, compared to 51.02% for the same quarter last year. The efficiency ratio for the 2007 fiscal year was 56.44%, compared to 52.49% for the 2006 fiscal year. Excluding the $5.0 million pre-tax charge ($3.3 million after-tax) for other-than-temporary impairments on the various investment securities previously mentioned, the efficiency ratio was 61.52% for the fourth quarter of fiscal 2007 and 55.65% for fiscal year 2007.

Dividends on Class A Common Stock

During the fourth quarter, BankUnited’s board of directors declared and paid its eleventh consecutive quarterly cash dividend of one-half cent ($0.005) per share of its Class A Common Stock. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis, subject to termination at any time at the sole discretion of the board.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At Sept. 30, 2007, BankUnited had assets of $15.0 billion.

Serving customers through 86 branches in 13 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter will be held at 2 p.m. EDT today with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster.

The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial-in telephone number at (888) 300-2666 (domestic) or (706) 902-0105 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 19336920. A replay of the call will be available from 5:30 p.m. EDT on Oct. 23 through 11:59 p.m. EDT on Oct. 30 by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 19336920.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to materially from current management expectations included, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services. Please refer to the documents that BankUnited Financial Corporation files periodically with the SEC, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

BankUnited Financial Corporation

Quarter Ended September 30, 2007, Earnings Release

	For the Three Months Ended			For the Twelve Months Ended
	Sept. 30,	Jun 30,	Sept. 30,	Sept. 30,
	2007	2007	2006	2007	2006
Operations Data:

Interest Income:
Interest and fees on loans	$227,906	$220,886	$193,160	$876,847	$623,792
Interest on mortgage-backed securities	11,533	12,071	14,335	50,711	62,378
Interest and dividends on investments and other interest earning assets	8,589	7,113	7,749	31,411	27,339

Total Interest Income	248,028	240,071	215,244	958,970	713,508
Interest Expense:
Interest on deposits	82,871	77,405	61,820	302,335	199,970
Interest on borrowings	80,066	75,613	76,714	312,489	247,396
Interest on trust preferred securities and subordinated debentures	4,613	5,074	4,129	20,552	15,700

Total Interest Expense	167,550	158,092	142,663	635,378	463,066

Net Interest Income	80,478	81,979	72,581	323,593	250,442
Provision for loan losses	19,100	4,400	4,600	31,500	10,400

Net interest Income after provision for loan losses	61,378	77,579	67,981	292,093	240,042

Other Income:
Loan servicing fees, net of amortization	786	824	1,131	3,670	3,545
Impairment of mortgage servicing rights	(329)	0	(166)	(1,293)	(1,036)
Loan fees	1,588	1,387	906	5,315	3,407
Deposit fees	1,472	1,447	1,318	5,903	5,348
Other fees	705	759	726	2,832	2,868
Gain on sales of loans, securities, and other assets (1)	178	505	4,536	9,228	13,271
Insurance and investment income	1,401	1,687	581	5,360	3,720
Loss on swaps	(10)	0	(192)	(327)	(1,657)
Other income	(3,226)	1,731	1,275	1,959	6,228

Total Other Income	2,565	8,340	10,115	32,647	35,694

Other Expenses:
Employee compensation	26,123	26,283	21,128	103,244	76,211
Occupancy & Equipment	11,161	9,735	8,598	39,003	29,572
Professional fees	1,925	1,984	1,860	7,368	6,506
Telecommunications and data processing	3,558	3,248	3,024	12,569	10,192
Advertising and promotion expense	2,054	2,317	1,864	8,389	6,945
Other operating expenses	9,367	6,929	5,719	30,486	20,767

Total Other Expenses	54,188	50,496	42,193	201,059	150,193

Income before income taxes	9,755	35,423	35,903	123,682	125,543
Provision for income taxes	3,357	12,214	11,716	$45,302	$41,668

Net Income	$6,398	$23,209	$24,188	$81,380	$83,875

Earnings Per Share Data:
Net Income	$6,398	$23,209	$24,188	$81,380	$83,875
Preferred stock dividends	141	133	118	$541	$473

Net income available to common stockholders	$6,256	$23,076	$24,070	$80,839	$83,402

Basic earnings per common share:	$0.18	$0.65	$0.66	$2.25	$2.43

Weighted average common share outstanding	35,089	35,779	36,379	35,876	34,297

Diluted earnings per common share:	$0.17	$0.62	$0.63	$2.14	$2.30

Weighted average diluted common shares outstanding	36,767	37,671	38,600	37,939	36,544

(1)	Consists of the following:

	For the Three Months Ended			For the Twelve Months Ended
	Sept. 30,	Jun 30,	Sept. 30,	Sept. 30,
	2007	2007	2006	2007	2006
Gain on sales of investments and mortgage-backed securities	$—	$—	$—	$(524)	$—
Gain on sales of loans and other assets	$178	$505	$4,536	$9,752	$13,271

BankUnited Financial Corporation

Quarter Ended September 30, 2007, Earnings Release

	As of
	Sept. 30,	Jun 30,	Sept. 30,
PERIOD END BALANCE SHEET DATA	2007	2007	2006
(In Thousands)

Asset Data:
Total Assets	$15,046,271	$14,488,873	$13,570,899
Cash and cash equivalents	$512,935	$283,176	$66,655
Investment securities	$187,375	$185,718	$299,909
Mortgage-backed securities	$916,223	$977,571	$1,225,944
Loans:
Residential loans	$9,996,086	$9,810,752	$8,967,323
Specialty consumer mortgages	697,726	682,193	694,590
Commercial loans	187,951	188,773	194,269
Multi Family	120,058	117,219	85,544
Commercial real estate loans	496,556	470,280	413,637
Construction	146,557	137,776	174,466
Land	303,294	308,958	337,023
Consumer loans	16,228	17,402	17,809
Home equity loans and lines of credit	420,386	403,722	355,822
Unearned discounts, premiums and loan fees	235,454	227,163	196,601
Allowance for loan losses	(58,623)	(45,089)	(36,378)

Loans receivable, net (excluding loans held for sale)	$12,561,673	$12,319,149	$11,400,707

Loans held for sale	$174,868	$89,880	$9,542
FHLB Stock	$305,385	$282,885	$255,342

Liability Data:
Total Liabilities	$14,234,305	$13,682,934	$12,817,739
Deposits:
Non-interest bearing deposits	$342,499	$341,449	$392,264
Interest bearing checking and money market deposits	599,454	545,190	466,690
Savings	1,607,414	1,546,320	1,345,157
Certificates of deposit $100,000 and less	2,546,108	2,557,461	2,198,773

Total core deposits	5,095,475	4,990,420	4,402,884
Certificates of deposit over $100,000	1,994,913	1,972,607	1,671,248

Total deposits	$7,090,388	$6,963,027	$6,074,132

Other borrowings	$6,377,432	$6,013,730	$6,240,739
HiMEDS Units senior notes	$184,000	$184,000	$—
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$249,761	$229,529	$195,791

Equity Data:
Total stockholders’ equity	$811,966	$805,939	$753,160
Preferred equity	$8,146	$8,057	$7,268

	As of
	Sept. 30,	Jun 30,	Sept. 30,
AVERAGE BALANCE SHEET DATA	2007	2007	2006
Asset Data:
Total Assets	$14,591,572	$14,013,523	$13,315,999
Cash and cash equivalents	$199,459	$90,691	$77,154
Investment securities	$186,830	$188,459	$296,672
Mortgage-backed securities	$951,431	$1,022,120	$1,270,964
Loans:
Residential loans	$9,926,698	$9,561,193	$8,588,192
Specialty consumer mortgages	691,123	676,815	692,794
Commercial loans	182,610	194,229	189,767
Multi Family	116,689	100,559	85,562
Commercial real estate loans	487,488	453,410	392,667
Construction	141,493	137,895	167,665
Land	306,845	316,022	332,636
Consumer loans	17,558	18,184	18,422
Home equity loans and lines of credit	413,668	398,382	342,938

Unearned discounts, premiums and loan fees	233,227	220,763	192,455
Allowance for loan losses	(46,257)	(43,020)	(32,810)

Loans receivable, net (excluding loans held for sale)	$12,271,142	$12,034,432	$10,970,288

Loans held for sale	$137,629	$73,880	$152,755
FHLB Stock	$282,416	$270,201	$250,993
Interest Earning Assets	$14,175,338	$13,623,193	$12,963,366

Liability Data:
Total Liabilities	$13,774,871	$13,202,232	$12,581,271
Deposits:
Non-interest bearing deposits	$341,135	$354,690	$375,805
Interest bearing checking and money market deposits	574,312	537,571	403,397
Savings	1,580,527	1,488,599	1,327,828
Certificates of deposit	4,578,392	4,387,516	3,806,721

Total interest bearing deposits	$6,733,230	$6,413,686	$5,537,946

Other borrowings	$5,939,732	$5,748,238	$6,159,633
HiMEDS Units senior notes	$184,000	$128,088	$—
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$230,861	$247,202	$195,841
Interest-bearing liabilities	$13,208,111	$12,657,215	$12,013,420

Equity Data:
Total stockholders’ equity	$816,701	$811,290	$734,728

BankUnited Financial Corporation

Quarter Ended September 30, 2007, Earnings Release

	For the Three Months Ended
	Sept. 30,	Jun 30,	Sept. 30,
Selected Data:	2007	2007	2006
Quarterly Performing Data:
Return on average tangible common equity	3.21%	11.91%	13.77%
Return on average assets	0.18%	0.66%	0.73%
Yield on interest-earning assets	6.99%	7.05%	6.63%
Cost of interest-bearing liabilities	5.04%	5.01%	4.71%
Net interest yield on earning assets (margin)	2.30%	2.40%	2.26%
Net interest spread	1.95%	2.04%	1.92%
Efficiency Ratio	65.25%	55.91%	51.02%

	For the Twelve Months Ended
	Sept. 30,	Sept. 30,
	2007	2006
Year to Date Performance Data:
Return on average tangible common equity	10.58%	13.56%
Return on average assets	0.58%	0.69%
Yield on interest-earning assets	6.99%	6.06%
Cost of interest-bearing liabilities	4.98%	4.23%
Net interest yield on earning assets (margin)	2.36%	2.13%
Net interest spread	2.01%	1.83%
Efficiency Ratio	56.44%	52.49%

	As of
	Sept. 30	Jun 30	Sept. 30
	2007	2007	2006
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$22.71	$22.40	$20.34
Book value per common share assuming full conversion of HiMEDS Units	$23.40	$23.81	$—
Tangible book value per common share	$21.91	$21.60	$19.57
Closing Price of Class A Common Stock	$15.54	$20.07	$26.07
Common shares outstanding	35,388	35,626	36,666
Average equity to average assets (3 mos.)	5.60%	5.79%	5.52%

Capital Ratios:
Tangible capital ratio (1)	7.8%	7.5%	7.3%
Tier 1 core capital ratio (1)	7.8%	7.5%	7.3%
Total risk-based capital ratio (1)	15.4%	14.7%	14.3%

Non-Performing Assets:
Non-accrual loans	$180,810	$116,643	$20,740
Loans 90 day past due and still accruing	23	455	0

Total non-performing loans	180,833	117,098	20,740
Real estate owned	27,732	7,397	729

Total non-performing assets	$208,565	$124,495	$21,469

Allowance for loan losses	$58,623	$45,089	$36,378

Non-performing assets to total assets	1.39%	0.86%	0.16%
Non-performing loans to total loans	1.43%	0.95%	0.18%
Allowance for loan losses as a percentage of total loans	0.46%	0.36%	0.32%
Allowance for loan losses as a percentage of non-performing loans	32.42%	38.51%	175.40%
Net residential charge-offs for the three months ended	$2,858	$1,005	$48
Net residential annualized year-to-date charge-offs as a percentage of average total loans	0.03%	0.01%	0.00%
Net charge-offs for the three months ended	$5,566	$1,138	$571
Net annualized year-to-date charge-offs as a percentage of average total loans	0.08%	0.04%	0.00%

(1)	Capital ratios are for BankUnited FSB only

BankUnited Financial Corporation

Quarter Ended Sept. 30, 2007, Earnings Release

		For the Three Months Ended			For the Twelve Months Ended
		Sept. 30,	June 30,	Sept. 30,	Sept. 30,
		2007	2007	2006	2007	2006
		(dollars and shares in thousands, except per share amounts)
Reconciliation of GAAP to non-GAAP measures:
Net income:
	GAAP net income	$6,398	$23,209	$24,188	$81,379	$83,875
	Plus: after-tax effect of impairment charge	3,278			3,278

	Non-GAAP net income	$9,676	$23,209	$24,188	$84,657	$83,875

Earnings per share:
Basic
Numerator	GAAP net income available to common stockholders	$6,257	$23,076	$24,070	$83,402	$83,402
	Plus: after-tax effect of impairment charge	$3,278			3,278

	Non-GAAP net income available to common stockholders	$9,535	$23,076	$24,070	$86,680	$83,402

Denominator	GAAP weighted average common shares outstanding	35,089	35,779	36,379	35,876	34,297
	Adjustment for non-GAAP measure	—	—	—	—	—

	Non-GAAP weighted average common shares outstanding	35,089	35,779	36,379	35,876	34,297

EPS	GAAP basic earnings per share	$0.18	$0.65	$0.66	$2.25	$2.43
	Plus: after-tax effect of impairment charge	0.09	—	—	0.09

	Non-GAAP basic earnings per share	$0.27	$0.65	$0.66	$2.34	$2.43

Diluted
Numerator	GAAP net income for diluted earnings per share	$6,257	$23,076	$24,070	$83,402	$83,402
	Plus: after-tax effect of impairment charge	3,278	—	—	3,278	—
	add back from convertible stock dividends	141	133	118	541	473

	Non-GAAP net income for diluted earnings per share	$9,676	$23,209	$24,188	$87,221	$83,875

Denominator	GAAP weighted average shares for diluted earnings per share	36,767	37,671	38,600	37,939	36,544
	Adjustment for non-GAAP measure	—	—	—	—	—

	Non-GAAP weighted average shares for diluted earnings per share	36,767	37,671	38,600	37,939	36,544

EPS	GAAP diluted earnings per share	$0.17	$0.62	$0.63	$2.14	$2.30
	Plus: after-tax effect of impairment charge	0.09	—	—	0.09	—

	Non-GAAP diluted earnings per share	$0.26	$0.62	$0.63	$2.23	$2.30

Note:	BankUnited believes earnings, not including losses related to other than temporary impairment on various investment securities (the “Non-GAAP Measure”), provides useful information to investors for the performance of financial analysis. BankUnited uses the Non-GAAP Measures internally to execute its in-period financial operating performance and to plan for future periods. However, Non-GAAP Measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.

Residential Loan Portfolio ( a )

Period Ending Sept. 30, 2007

Attribute	FULL DOC EMPLOYMENT VERIFIED (b)	STATED INCOME / VERIFIED ASSETS EMPLOYMENT VERIFIED (b)	REDUCED DOC EMPLOYMENT VERIFIED (b)	NO DOC	Total
Total Portfolio	1,836,250	4,233,866	3,118,721	934,023	10,122,859

Pct. Of Portfolio	18%	42%	31%	9%	100%

Wt Avg. FICO	703	708	708	720	709

Pct. With Mortgage Insurance	11%	19%	26%	9%	18%

Wt. Avg LTV (After MI Adjustment)	73.7%	74.5%	74.4%	73.8%	74.3%

( a )	Total Residential Portfolio balance excludes unearned discounts, premiums, loan fees and other.
( b )	For these loans employment is verified